Exhibit 99.1

NXT-ID and Fit Pay announce Letter of Intent to combine their businesses

Potential transaction would add a comprehensive payment and authentication platform to NXT-ID’s existing products and capabilities

MELBOURNE, Florida, March 27, 2017 – NXT-ID, Inc. (NXTD) ("NXT-ID" or the "Company"), a security technology company, and Fit Pay, Inc., a privately held provider of payment, credential management, and authentication platform services, today announced that the companies have entered into Letter of Intent to combine their businesses in a deal that includes stock and cash consideration. NXT-ID will not be raising additional capital to complete this transaction.

"This potential transaction with Fit Pay would not only add a critical component to our payment and authentication products, but also a platform which will enable a whole new suite of offerings including payments, credential management, and secure authentication services," said Gino Pereira, chief executive officer of NXT-ID, Inc. “Fit Pay’s leadership team has over 50 years of experience in the payment space. The completion of this transaction would provide an important addition to our business model, increasing our opportunities with existing products and allowing us to rapidly expand in digital payments and the Internet of Things (IoT), both of which are part of our strategic plan.”

Fit Pay is a white-label technology platform that provides payment, credential management, authentication, capabilities and other secure services to wearable and IoT devices. Fit Pay has integrated with the major credit card networks and chip manufacturers to provide an all-in-one solution and flexible integration options with developer-friendly tools and documentation, including Trusted Service Management services, full-featured API, mobile SDK (iOS & Android) and a highly secure payment network tokenization scheme.

“Blending our payment and authentication capabilities with NXT-ID’s industry-leading technology products will significantly accelerate our ability to capture market share,” said Michael Orlando, CEO of Fit Pay, Inc. “As consumers interact with more and more devices, providing core secure services with the confidence of knowing the user has been authenticated is critical. NTX-ID and Fit Pay create a powerful combination that will do just that – offering transformational products and services to the marketplace.”

The transaction remains subject to completion of due diligence reviews, customary definitive documentation and Nasdaq review. The companies seek to complete the transaction early in the second quarter of 2017.

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About NXT- ID Inc. - Mobile Security for a Mobile World

NXT-ID, Inc. (NXTD) is a security technology Company providing security for finance, assets, and healthcare. The Company's innovative MobileBio® solution mitigates risks associated with mobile computing, m-commerce, and smart OS-enabled devices. With extensive experience in biometric identity verification, security and privacy, encryption and data protection, payments, miniaturization and sensor technologies, the Company partners with industry leading companies to provide solutions for modern payment and the Internet of Things ("IoT") applications. The Company's wholly owned subsidiary, LogicMark, LLC, manufactures and distributes non-monitored and monitored personal emergency response systems ("PERS") sold through the United States Department of Veterans Affairs ("VA"), healthcare durable medical equipment dealers and distributors and monitored security dealers and distributors. http://www.nxt-id.com

About Fit Pay, Inc.

Based in San Francisco, California, Fit Pay, Inc. is led by former CyberSource and Visa executives with more than 50 years of payment and identity authentication domain expertise. With payment capabilities enabled by Fit Pay, wearable and IoT device manufacturers can create customer loyalty, tap into recurring revenue streams, open new markets, and differentiate their products in an increasingly competitive market. The company was named a “Cool Vendor” by Gartner for 2016. Learn more at www.fit-pay.com, or on Twitter.

Forward-Looking Statements for NXT-ID: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management's current expectations, as of the date of this press release, and involve certain risks and uncertainties. Forward-looking statements include statements herein with respect to the successful execution of the Company's business strategy. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Such risks and uncertainties include, among other things, our ability to establish and maintain the proprietary nature of our technology through the patent process, as well as our ability to possibly license from others patents and patent applications necessary to develop products; the availability of financing; the Company's ability to implement its long range business plan for various applications of its technology; the Company's ability to enter into agreements with any necessary marketing and/or distribution partners; the impact of competition, the obtaining and maintenance of any necessary regulatory clearances applicable to applications of the Company's technology; and management of growth and other risks and uncertainties that may be detailed from time to time in the Company's reports filed with the Securities and Exchange Commission.

NXT-ID Inc. Contact :

Corporate info: info@nxt-id.com

Media:

D. Van Zant

+1-800-665-0411

press@nxt-id.com

Fit Pay, Inc. Contact:

Chris Orlando

+1-760-468-7273

chris@fit-pay.com